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                                                                    EXHIBIT 3.48

                                                                  EXECUTION COPY

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                               NRG BAYOU COVE LLC

                  This LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of NRG Bayou Cove LLC (the "Company"), dated as of September 10, 2001, is entered into by NRG South Central Generating LLC, a Delaware limited liability company (the "Member").

                                    RECITALS

                  A.       The Member is the sole member of the Company.

                  B. The Member desires to enter into this Agreement, which is intended to constitute a limited liability company agreement within the meaning of the Act (as defined below).

                                   ARTICLE 1.

                                   DEFINITIONS

                  For purposes of this Agreement, capitalized terms used in this Agreement have the meanings set forth below. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Act.

                  1.1 "Act" means the Delaware Limited Liability Company Act (presently 6 Delaware Code Section 18-101, et seq.), as amended from time to time.

                  1.2 "Affiliate," with respect to any Person, means (a) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (b) any Person owning or controlling 10% or more of the outstanding voting securities of such other Person, (c) any officer, director, or partner of such Person, and (d) if such other Person is an officer, director, or partner, any company for which such Person acts in any such capacity.

                  1.3 "Agreement" means this Limited Liability Company Agreement, and all amendments, schedules, exhibits and modifications hereto.

                  1.4 "Assignee" means a transferee of an interest in the Company who has not been admitted as a Substitute Member.

                  1.5 "Capital Account" means the account of a Member established and maintained in accordance with the provisions of Section 4.1 hereof.

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                  1.6      "Capital Contribution" means, with respect to a
Member, the total amount of cash and the agreed upon fair market value of property contributed or agreed to be contributed by such Member to the capital to the Company.

                  1.7 "Certificate of Formation" means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on September 10, 2001, as the same may be amended from time to time.

                  1.8 "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto. Any reference to specific Sections of the Code shall be to the Section as it now exists and to any successor provision.

                  1.9      "Company" means NRG Bayou Cove LLC.

                  1.10 "Distribution" means the total amount of cash and/or the fair market value of property distributed by the Company to a Member from time to time with respect to his, her or its interest as a Member of the Company.

                  1.11     "Management Board" has the meaning set forth in
Section 6.2.

                  1.12     "Officer" has the meaning set forth in Section 6.2.

                  1.13 "Member" means a member of the Company as named herein and any additional member or Substitute Member admitted pursuant to this Agreement. An assignee who has not been admitted as a Substitute Member is not a Member for any purpose.

                  1.14 "Membership Interest" means the interest of a Member in the Company, including a Member's entire right, title and interest in the Company, including the Member's financial interest and all rights to voting and management and other rights of governance of the Company as set forth herein, which Membership Interests are represented by Units.

                  1.15 "Person" means any natural person and any corporation, partnership, trust, association, or other legal entity.

                  1.16 "Substitute Member" means a transferee who has been admitted to the Company with all of the rights of membership in the Company pursuant to the Agreement.

                  1.17 "Unit" means a unit of Membership Interest that possesses rights to Distributions from the Company and to share in the profits and losses of the Company, as provided herein, and with the management rights provided herein.

                                   ARTICLE 2.

                                    FORMATION

                  2.1 Formation of Limited Liability Company. The Company has been organized as a Delaware limited liability company under the Act by the filing of the Certificate of Formation in the form and as required by the Act. The rights and liabilities of the Members

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are as provided in the Act, except as otherwise expressly provided herein or in the Certificate of Formation.

                  2.2 Members. NRG South Central Generating LLC is the initial Member of the Company, and agrees to the terms of this Agreement and to be fully bound hereby. The address of the Member is as follows:

                              901 Marquette Avenue
                              Suite 2300
                              Minneapolis, Minnesota 55402

                  2.3 Name. The name of the Company is NRG Bayou Cove LLC. The Company may also conduct business under one or more assumed names.

                  2.4 Offices. The Company's registered office within the State of Delaware shall be located at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, or such other place as the Member may from time to time determine. The Company's principal executive office shall be located at 901 Marquette Avenue, Suite 2300, Minneapolis, Minnesota 55402, or such other place as the Member may from time to time determine. The Company may maintain such other offices at such other places as the Member deems advisable.

                  2.5 Purposes. The Company is formed for general business purposes consistent with the Act. The Company shall have all of the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

                  2.6 Term. The period of existence of the Company shall be perpetual, unless dissolved in accordance with law.

                  2.7 Registered Agent. The Company's registered agent in Delaware is The Corporation Trust Company. The registered agent may be changed from time to time in accordance with the Act. If the registered agent resigns, the Company shall promptly appoint a successor.

                  2.8 Title to Property. All property owned by the Company, whether real or personal, tangible or intangible, is deemed to be owned by the Company as an entity, and no Member, individually, has any ownership interest in any such property.

                  2.9 Waiver of Partition. Each Member hereby waives any and all rights such Member may have to a partition of any Company property or properties.

                  2.10 Intention for Company. The Member has formed the Company as a limited liability company under the Act. The Member specifically intends that the Company not be a general or limited partnership or any other joint or cooperative venture. No Member or Officer shall be construed to be a partner in the Company or a partner or other joint venturer of or with any other Member, Officer, or Person.

                  2.11 Units; Certificates of Membership Interest; Applicability of Article 8. Membership Interests shall be represented by Units. The number of authorized Units shall be one

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thousand (1,000). All Membership Interests shall be represented by certificates in such form as the Management Board shall from time to time approve, shall be recorded in a register thereof maintained by the Company, and shall be subject to such rules for the issuance thereof as the Management Board may from time to time determine. Membership Interests shall be subject to the provisions of
Article 8 of the Uniform Commercial Code of the State of Delaware as may be applicable from time to time.

                                   ARTICLE 3.

                             CAPITAL CONTRIBUTIONS

                  3.1 Initial Capital Contributions. As its initial Capital Contribution to the Company, the Member agrees to contribute $1,000.00 as its Capital Contribution for which it will receive 1,000 Units.

                  3.2 Additional Capital Contributions; Nonassessability. No additional Capital Contributions are presently contemplated or will be required. No Member will be required to make any Capital Contribution in excess of the amount stated in Section 3.1 unless agreed by all Members.

                  3.3 No Right to Return of Contribution. No Member has the right to withdraw or to receive a return of their Capital Contributions, as reflected in their respective Capital Accounts from time to time, except upon the dissolution and liquidation of the Company pursuant to Article 13.

                  3.4 Loans from Members to Company. Subject to any other restrictions contained herein, the Company may borrow money from the Member at such interest rate or rates and upon such other terms as are agreed upon by the Company and the lending Member; provided that the interest rate on any such loans may not exceed the rate that would apply to Company borrowing on similar terms from recognized banks or financial institutions.

                  3.5 No Interest on Contributions. No interest shall be paid to any Member on Capital Contributions.

                                   ARTICLE 4.

                ALLOCATIONS OF PROFITS AND LOSSES; DISTRIBUTIONS

                  4.1 Capital Accounts. The Company will maintain a separate Capital Account for each Member. The Capital Account for each Member shall be increased by such Member's Capital Contributions and decreased by Distributions made to such Member. Each Member's Capital Account shall also be increased or decreased, as the case may be, to account for allocations of profits and losses to such Member. As of the date on which additional Capital Contributions are made by any Member, or Distributions are made in liquidation of any Member's interest in the Company, the Capital Account balances of the Members may be restated to reflect the market values of the Company's properties as of such date and the manner in which profits and losses would have been allocated had the Company disposed of its properties on such date, all in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and

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(r), as in effect on the date hereof. Subsequent adjustments to Capital
Accounts shall be made so as to comply with the requirements of Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4)(i), as in effect on the date hereof. For example, appreciation and depreciation of assets reflected in the Capital Accounts of the Members by reason of the adjustments described above shall be taken into account in making later Capital Account adjustments for profits and losses.

                  4.2 Restatement of Capital Accounts. If any additional Capital Contributions are made to the Company, upon agreement of Members holding seventy-five percent (75%) of all Units, the Capital Accounts of the Members may be restated to reflect the Members' interests in Company assets. Any such restatement shall reflect such increases or decreases in the Capital Accounts of the Members as would reflect the manner in which income, gains, losses, etc., would be allocated if there were a taxable disposition of all Company property for its fair market value on the date of such Capital Contributions.

                  4.3 Allocations of Profit and Losses. Profits and losses of the Company shall be allocated pro rata among the Members in proportion to their Units.

                  4.4      Section 704(c) Allocation. To the extent required by
Section 704(c) of the Code, items of income, gain, loss, or deduction with respect to contributed properties shall be allocated among the Members in such manner as takes into account any variations between the bases of such properties to the Company upon contribution and the fair market values of such properties at the time of contribution. Any allocations made solely to comply with this
Section 4.4 and Section 704(c) of the Code are not to be reflected in Capital Account adjustments.

                  4.5 Discretionary Distributions Prior to Liquidation. Additional current Distributions may be made from time to time as the Members holding a majority of the Units determine. Distributions pursuant to this
Section 4.5 are to be made among the Members in proportion to the number of Units held by each of them. Except as provided in Section 4.8, all Distributions to Members prior to the liquidation, winding up, and dissolution of the Company shall be in cash.

                  4.6 Distributions Upon Dissolution and Winding Up. At the time of the dissolution and winding up of the Company, following the allocation of all net income and net losses and the payment of all Company obligations, the remaining assets shall be distributed to the Members in accordance with Section 12.3.

                  4.7 No Distribution by Reason of Withdrawal. Neither withdrawal from the Company, Transfer of any interest in the Company, nor demand for the return of capital shall entitle any owner of an interest in the Company to receive any Distribution from the Company.

                  4.8 Distributions in Kind. No Member has any right to demand or receive a Distribution from the Company in any form other than cash, nor may any Member be compelled to accept any distribution of property in kind except under circumstances where all Members receive undivided interests in property or substantially equivalent interests in property on the basis of their Capital Accounts. If there is a Distribution of property in kind, such property shall be assumed to have been sold at its fair market value at the time of the Distribution, and the

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resulting gain or loss shall be allocated among the Members according to their
Capital Accounts, and their Capital Accounts shall be adjusted accordingly.

                                   ARTICLE 5.

                          RIGHTS AND DUTIES OF MEMBERS

                  5.1 Member Voting. Members shall possess voting rights in proportion to their number of Units.

                  5.2      Conflicts of Interest.

                           (a) Other Business Ventures. Any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Company or otherwise; and neither the Company nor the Members shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom, and no Member shall have the obligation to bring any business opportunity to the Company or to any other Member.

                           (b) Contracts With Members and Affiliates. A Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest. A Member (or an Affiliate of a Member) may lend money to and transact other business with the Company. If a Member (or an Affiliate of a Member) lends money to or transacts business with the Company, the rights of such Member (or an Affiliate of a Member) with respect to the loan or the transacted business are the same as those of a Person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if either (i) the transaction is fair to the Company or (ii) the disinterested Members, knowing the material facts of the transaction and the Member's interest, authorize, approve or ratify the transaction.

                                   ARTICLE 6.

                                   MANAGEMENT

                  6.1 Management. Except as otherwise specified herein, the management of the Company is reserved to the Member. All decisions of the Company shall be by the agreement of Members holding a majority of the Units held by Members. Notwithstanding the foregoing, the Management Board and/or Officers of the Company may make decisions related to the management of the Company except to the extent the Members may otherwise limit such authority.

                  6.2 Management Board. The Company shall have a "Management Board" of such number of members as Members holding a majority of the Units held by Members shall determine from time to time, whose authority shall be subject to the provisions of Section 6.1. Members holding a majority of the Units held by Members may remove a member of the Management Board from that position. The initial members of the Management Board shall be

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set forth herein at Exhibit A. The "Officers" of the Company shall consist of the members of the Management Board and the other Officers elected or appointed pursuant to this Article 6. All other Officers named in this Agreement or elected or appointed pursuant to this Article 6 shall be responsible to, and subject to the authority and direction of, the Management Board in connection with matters over which the Management Board has authority. Except as otherwise provided herein, whenever this Agreement contemplates action by the Management Board, the Management Board may take or cause to be taken such action in connection with the Company's business by the vote or agreement of a majority of the members of the Management Board.

                  6.3 Right of Public to Rely on Authority of Members; Signatory Authority. No person shall be required to determine the authority of the Members or of a Member to make any undertaking on behalf of the Company, or to see to the application or distribution of revenues or proceeds paid to the Members or to a Member.

                  6.4      Officers.

                           (a) The Officers of the Company, as such, shall have limited authority, and shall be subject to the provisions and limitations of this Article 6.

                           (b) The Management Board may elect a Chairperson of the Board who, if elected, shall preside at all meetings of the Members and of the Management Board and shall perform such other duties as may be prescribed by the Management Board from time to time.

                           (c) The Company shall have a Chief Executive Officer, who shall have general active management of the business of the Company, and in the absence of the Chairperson of the Board or if the office of Chairperson of the Board is vacant, shall preside at meetings of the members and Management Board, shall see that all orders and resolutions of the Management Board are carried into effect, shall have authority to sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by this Agreement, or the Management Board to some other Officer or agent of the Company, may maintain records of and certify proceedings of the Management Board and Members, and shall perform such other duties as may from time to time be prescribed by the Management Board.

                           (d) The Company shall have a President, who shall be the chief operating officer of the Company, shall have authority to exercise the power of the Chief Executive Officer in his absence, and in the absence of the Chairperson of the Board and the Chief Executive Officer, or if both such offices are vacant, shall preside at meetings of the Members and Management Board. The Company may also have one or more Vice Presidents, who shall have authority to exercise the power of the President in his absence.

                           (e) The Company shall have a Treasurer, who, unless provided otherwise by the Management Board, shall keep accurate financial records for the Company, shall deposit all moneys, drafts, and checks in the name of and to the credit of

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         the Company in such banks and depositories as the Management Board shall designate from time to time, shall endorse for deposit all notes, checks, and drafts received by the Company as ordered by the Management Board, making proper vouchers therefor, shall disburse Company funds and issue checks and drafts in the name of the Company as ordered by the Management Board, shall render to the President and the Management Board, whenever requested, an account of all such Officer's transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties as the Management Board or the President may prescribe from time to time.

                           (f) The Company shall have a Secretary, who shall have primary responsibility to maintain records of actions of, and whenever necessary, certify all proceedings of the Members. The Secretary shall keep the required records of the Company, when so directed by the person or persons authorized to call such meetings, shall give or cause to be given notice of meetings of the Members, and shall perform such other duties and have such other powers as the Members or the President may prescribe from time to time.

                           (g) A Officer, as such, shall not be obligated to devote his or her full time to the conduct of the Company affairs, but shall devote only as much time as he or she deems necessary for the proper conduct thereof, and provided further, that nothing in this Agreement shall be deemed to restrict in any way the freedom of a Officer to conduct any other businesses or activities whatsoever without any accountability to the Company.

                           (h) The Company may have additional Officers as provided in Section 6.6.


                  6.5 Initial Officers. The initial Officers shall be set forth herein at Exhibit A.

                  6.6 Election and Removal of Officers. Subject to the other provisions of this Article 6, the Management Board may elect or appoint other Officers or agents of the Company, with such titles, duties, and authority as they shall designate. Subject to the other provisions of this Article 6, and to any other limitations that the Management Board may impose, the President may delegate authority and appoint other Officers and agents of the Company, with such titles, duties, and authority as the President shall designate. The President, at any time, may remove or terminate the authority of any Officer or agent that was appointed by the President. The Management Board may at any time remove or terminate the authority of any Officer or agent, whether elected or appointed by the Management Board or the President.

                                   ARTICLE 7.

                          LIABILITY AND INDEMNIFICATION

                  7.1 Liability of Members. No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members or the Officers for liabilities of the Company.

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                  7.2      Liability of Officer and Employees. No Officer or
employee shall be liable to the Company for any liability suffered by the Company on account of any action or inaction taken by him as a Officer or employee, if such Person acted (a) in good faith, (b) with the care of a corporate officer of like position, and (c) in a manner he reasonably believed to be in the best interest of the Company.

                  7.3      Indemnification.

                           (a) The Company shall indemnify any current or former Officer of the Company to the full extent permitted by law against expenses, judgments and other losses arising out of his or her status as Management Board, provided that the Officer has met the appropriate standard of conduct as set forth in Section 7.2, in the interpretation of a majority in interest of the Management Board (excluding the Officer for whom such indemnification is proposed, if such Officer serves on the Management Board).

                           (b) The Company may indemnify any current or former employee or agent of the Company, at the discretion of the Management Board, to the full extent permitted by law against expenses, judgments and other losses arising out of their status as an employee, provided that the employee has met the appropriate standard of conduct as set forth in Section 7.2, in the interpretation of the Management Board.

                  7.4      Expenses.

                           (a) The Company shall reimburse any Officer for all losses and expenses, including legal fees, in connection with any suit or action referred to in Section 7.3(a) above.

                           (b) In the discretion of the Officer, the Company may advance a Officer or employee funds to defend a suit or otherwise, provided that such Person must agree to repay such amounts if it is determined that he is not entitled to reimbursement of the funds.

                  7.5 Non-Exclusivity. The indemnification and advancement of expenses shall not be exclusive of any other right available to an Officer or employee.

                                   ARTICLE 8.

                         BOOKS AND RECORDS; TAX MATTERS

                  8.1 Tax Characterization. The Members intend that the Company be treated as a "partnership" for tax purposes during all periods when there is more than one Person that owns an interest in the Company for federal income tax purposes, and as a disregarded entity for tax purposes during periods for which there is but one Person that owns an interest in the Company for federal income tax purposes.

                  8.2 Accounting Method and Fiscal Year. The Company shall keep its accounting records and shall report its income for income tax purposes on the method of

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accounting that was used by the Company. The fiscal year of the Company shall be the calendar year.

                  8.3 Books and Records. The Company's books and accounting records and all other papers, records, and documents relating to the Company's affairs shall be kept at the Company's principal executive office or such other place as the Members may agree. Each Member shall have the right, subject to applicable law and reasonable standards established by the Officer, to obtain from the Company from time to time upon reasonable demand for any purpose reasonably related to the Member's interest as a Member of the Company:

                           (a) true and full information regarding the status of the business and financial condition of the Company;

                           (b) promptly after becoming available, a copy of the Company's federal, state, and local income tax returns for each year;

                           (c) a current list of the name and last known business, residence or mailing address of each Member and Officer of the Company;

                           (d) a copy of any written limited liability company agreement and Certificate of Formation and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which the limited liability company agreement and any certificate and all amendments thereto have been executed; and

                           (e) true and full information regarding the amount of cash and description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member

                  8.4 Annual Financial Statements. The Management Board shall cause to be prepared and delivered to each of the Members within 120 days after the close of each fiscal year, annual financial statements for the Company, including statements of assets and liabilities, income statements, and such other statements as are commonly included in financial statements, or as may be requested by the Members. Such financial statements need not be audited. Costs of compiling the Company's annual financial statements will be paid by the Company. If a majority in interest of the Members deems it advisable to have the Company's financial statements audited or reviewed, the Management Board may engage an independent certified public accountant to do so, and the fees therefor will be paid by the Company.

                  8.5 Bank Accounts. The Management Board shall select a bank account or accounts for the funds of the Company, and all funds of every kind and nature received by the Company shall be deposited in such account or accounts. The Management Board shall designate from time to time the Persons authorized to withdraw funds from such accounts. The funds of the Company will not be commingled with funds of any other Person.

                  8.6 Tax Returns. As soon as possible following the close of each year of the Company for which the filing of a partnership tax return is required, the partnership income tax return for the Company shall be prepared by such accountant or firm as may be selected by the

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Management Board. In addition, within 75 days after the end of each fiscal year, the Company will cause to be delivered to each Person who was a Member at any time during such fiscal year a Schedule K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member's federal or state income tax (or information) returns, including a statement showing each Member's share of income, gain, loss, and credits for such fiscal year for federal or state income tax purposes.

                  8.7 Tax Elections. In the sole discretion of the Management Board, the Company may make or not make any and all tax elections deemed appropriate, including, in the event of a transfer of all or part of any Member's interest in the Company, the election under Section 754 of the Code to adjust the bases of the assets of the Company.

                  8.8 Tax Matters Partner. During periods for which the Company must have a "tax matters partner" within the meaning of Section 6231(a)(7) of the Code, the Member shall act as the tax matters partner of the Company.

                                   ARTICLE 9.

                        TRANSFERS OF MEMBERSHIP INTERESTS

                  9.1 Limitation on Sale or Exchange. Except as otherwise provided in this Article 9, no Member may sell, assign, or otherwise transfer all or any portion of his, her or its interest in the Company except as agreed by all other Members.

                  9.2 Requirements for Assignment. Subject to restrictions on transferability contained elsewhere in this Agreement or imposed by federal or state law, a Member may assign an interest in the Company only (a) by a written assignment that (i) is not in contravention of any of the provisions of this Agreement; (ii) has been duly executed and acknowledged by the assignor and assignee, subject to the reasonable approval of the Management Board; and (iii) is to an assignee who represents that he satisfies specific suitability standards applicable to the assigning Member as may from time to time be established by a majority in interest of the Members; and (b) if required by the Management Board, legal counsel for the Company has rendered its opinion, in form and substance satisfactory to the Management Board and at the expense of the prospective assignee or assignor, that such assignment would not cause the termination of the Company for federal income tax purposes (unless termination is consented to by the Management Board or the transfer is otherwise permitted by Section 10.1) or the taxation of the Company as a corporation.

                  9.3 Continuation of Assignor's Status. Anything herein to the contrary notwithstanding, the Company, its Officers, and the Members are entitled to treat an assignor of an interest in the Company as the absolute owner thereof in all respects, and they will incur no liability for distributions of cash made in good faith to him, her or it until such time as a written assignment that conforms to all requirements of this Article 10 has been received by and recorded on the books and records of the Company.

                  9.4 Assignee's Rights. An assignee of any Member's interest will be entitled to receive Distributions of cash or other property from the Company and to receive allocations of

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the gains, profits, and losses of the Company attributable to such interest after the effective date of the assignment. The "effective date" of an assignment shall be the later of (a) the date set forth on the written instrument of assignment and (b) the date upon which the requirements of this
Article 9 have been satisfied. An Assignee who has not been admitted as a Substitute Member pursuant to Section 9.5 will have no additional rights except as required by law.

                  9.5 Requirements for Admission as a Substitute or Additional Member. An assignee of an interest in the Company, if not already a Member, may become a Substitute Member only with the consent of Members holding a majority of all Units held by nontransferring Members, which consent may be granted or withheld all in each such Member's sole discretion. No assignee of any Member's interest who is not already a Member may become a Substitute Member with respect to such interest without such consent.

                  9.6 Documents and Expenses. As a condition to admission as a Substitute Member, an assignee of all or a part of any interest in the Company shall execute and acknowledge such instruments, in form and substance satisfactory to the Company, as the Company deems necessary or advisable to effectuate such admission and to confirm the agreement of the person being admitted as such Substitute Member to be bound by all of the terms and provisions of this Agreement. Such assignee shall pay all reasonable expenses in connection with such admission as a Substitute Member, including, but not limited to, legal fees and costs of preparing and filing any amendment to the Certificate of Formation of the Company if necessary or desirable in connection therewith.

                  9.7 Transfers Not in Compliance With this Article are Void. Any attempted transfer of an interest in the Company, or any part thereof, not in compliance with this Article 9 is null and void ab initio.

                  9.8 Acquit Company. Until such time as a written assignment that conforms to all requirements of this Article 9 has been received by and recorded on the books of the Company, any payment by the Company to an assigning Member or his, her or its executors, administrators, or representatives shall acquit the Company of liability to the extent of such payments from any other Person who may have an interest in such payment by reason of an assignment by the Member, such Member's death, or otherwise.

                  9.9 Obligations of Substitute Members or Assignees. A Person who shall, as provided in this Article, be admitted as a Member of the Company, or shall become an assignee of an interest in the Company or other rights or powers of a Member to the extent assigned, shall become bound by this
Agreement:

                           (a)      If such Person (or a representative
         authorized by such Person orally, in writing or by other action such as payment for an interest in the Company) executes the Agreement or any other writing evidencing the intent of such Person to become a Member or Assignee; or

                           (b) Without such execution, if such Person (or a representative authorized by such Person orally, in writing or by other action such as payment for an interest in the Company) complies with the conditions for becoming a Member or

         Assignee as set forth in this Agreement or any other writing and requests (orally, in writing or by other action such as payment for a Company interest) that the records of the Company reflect such admission or assignment; and

Such obligation shall not be unenforceable by reason of its not having been signed by a Person being admitted as a Member or becoming an assignee as provided in this Article, or by reason of its having been signed by a representative as provided by the Act.

                                   ARTICLE 10.

                               ADDITIONAL MEMBERS

                  Additional Members may be admitted to the Company upon such terms and conditions, and for such Capital Contributions as shall be approved by all Members. If there remain no Members because of the occurrence of an event described in Section 12.1(c) that terminated the membership of the last remaining Member, any or all Persons that (a) acquired all or any portion of such Member's interest in the Company and (b) request in writing to be admitted as a Member, shall be admitted as additional Members of the Company as of a common date no later than 90 days after the occurrence of such Dissolution Event.

                                   ARTICLE 11.

                            RESIGNATION; WITHDRAWAL

                  A Member may not resign from, withdraw from, or assign an interest in the Company, except as specifically permitted by this Agreement.

                                   ARTICLE 12.

                            DISSOLUTION; CONTINUATION

                  12.1 Dissolution Events. The Company shall continue until the occurrence of any of the following events (each a "Dissolution Event"):

                           (a) The expiration of the Company's period of existence, as set forth in the Certificate of Formation;

                           (b) The written consent of all of the Members to dissolve and terminate the Company;

                           (c)      The death, retirement, resignation,
         expulsion, bankruptcy, or dissolution of a Member, or the occurrence of any other event which terminates the continued membership of a Member; or

                           (d)      The decree of a court of competent
         jurisdiction that dissolution and liquidation is required.

                  12.2 Continuation After Dissolution. Upon the occurrence of a Dissolution Event defined in Section 12.1(c), the Company automatically shall be continued (a) if there are remaining Members, unless the remaining Members of the Company elect to dissolve pursuant to Section 12.1(b), or (b) if there are no remaining Members of the Company, if one or more additional Members are admitted pursuant to Article 9 within 90 days after such Dissolution Event.

                  12.3 Dissolution Procedure. Except as otherwise provided by the Act and unless the Company is continued pursuant to Section 12.2, upon the occurrence of a Dissolution Event, no further business shall be done in the name of or on behalf of the Company except insofar as may be necessary to wind up the business of the Company and distribute its assets to the Members or their successors in interest, and the Company shall execute and file a certificate of cancellation as required by the Act. Upon dissolution and termination of the Company, except as otherwise provided in any valid business continuation agreement and by applicable law, the Company's assets shall be applied in the following order:

                           (a) To creditors, including Members or the Officer who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made;

                           (b) Next, to the setting up of any reserves deemed reasonably necessary by the Officer for (i) any contingent, conditional or unmatured claims or obligations of the Company known to the Company; and (ii) all claims and obligations which are known to the Company but for which the identity of the claimant is unknown; and

                           (c) Next, to the Members first in accordance with their respective Capital Account balances, and second respecting their interests in the Company, in the proportions in which Members share in Distributions pursuant to Section 4.5 of this Agreement.

For purpose of determining the rights of Members to Distributions in dissolution, in the event of a distribution of property in kind, such property shall be assumed to have been sold at its fair market value, as determined by the Officer, with any gain or loss allocated to the Members in accordance with
Article 4. If a Member is indebted to the Company, the Company shall, if possible, offset such indebtedness to satisfy its obligation to make a Distribution in dissolution to said indebted Member rather than distribute a portion of said indebtedness to the other Members.

                                   ARTICLE 13.

                                   AMENDMENTS

                  No change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment is contained in a writing signed by all Members.

                                   ARTICLE 14.

              PROVISIONS APPLICABLE WHEN THERE IS A SINGLE MEMBER

                  For all periods during which there is a single Member of the Company, notwithstanding any contrary provision of this Agreement, such Member's actions, for all purposes, shall be duly authorized actions by and on behalf of the Company.

                                   ARTICLE 15.

                                  MISCELLANEOUS

                  15.1 Governing Law. Notwithstanding the fact that the Company will conduct business in states other than Delaware, and notwithstanding the fact that the Members are residents of states other than Delaware, this Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware.

                  15.2 Certificate of Formation. The Certificate of Formation is incorporated by reference and hereby made a part of this Agreement. In the event of any conflict between the Certificate of Formation and this Agreement, the provisions of this Agreement shall govern to the extent not contrary to law.

                  15.3 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Members, and their respective heirs, executors, administrators, personal representatives, successors and assigns.

                  15.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                  15.5 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. In making proof hereof it will be necessary to produce only one copy hereof signed by the party to be charged.

                  15.6 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

                  15.7 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, and no other Person will have any rights, interest or claim hereunder or be entitled to any benefits under or on account of this Agreement, whether as a third party beneficiary or otherwise.

                  15.8 Notices. Any notice to be given or to be served by a Member upon the Company in connection with this Agreement must be in writing and will be deemed to have been given when delivered personally or mailed to the Company at its registered office or its principal executive office or to the Company's President. Notice to a Member will be deemed to have been given when
(a) delivered personally to the Member or (b) deposited in the United States mail, postage prepaid and addressed to a Member at the address specified in
Section 2.2 hereof. At any time, by giving 5 days' prior written notice to the Company, a Member may designate another address in substitution of the foregoing address as the address to which notice is to be given.

                  15.9 Headings and Titles. Article and section headings and titles are for descriptive purposes and convenience of reference only and shall not control, alter or be used to interpret the meaning of this Agreement as set forth in the text.

                  15.10 Entire Agreement. This Agreement is the final integration of the agreement of the parties with respect to the matters covered by it and supersedes any prior understanding or agreement, oral or written, with respect thereto.

                  15.11 Gender, Etc. Except where the context requires otherwise, the use of terminology of any of the masculine, feminine or neuter genders shall include all such genders, and the use of the singular number shall include the plural and vice versa.

                  IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

                                        NRG SOUTH CENTRAL GENERATING LLC,
                                        a Delaware limited liability company,
                                        as the Member

                                        By: /s/ Craig A. Mataczynski
                                           -------------------------------------
                                        Name: Craig A. Mataczynski
                                        Title: President

                (Signature Page to NRG Bayou Cove LLC Agreement)

                                    EXHIBIT A

MEMBER:       NRG SOUTH CENTRAL GENERATING LLC

NUMBER OF UNITS    % OWNERSHIP               PARENT COMPANIES
---------------    -----------               ----------------
    1,000             100%          NRG Central U.S. LLC
                                    South Central Generation Holding LLC

INITIAL MANAGEMENT BOARD:

Craig A. Mataczynski
Alan D. Williams

INITIAL OFFICERS:

President                       Craig A. Mataczynski
Vice President                  Alan D. Williams
Treasurer                       Adam Carte
Secretary                       A. Kell McInnis
Assistant Secretary             Kathryn J.Osteraas